Dear Maynard,

On March 18, 1999, CSK Auto Corporation awarded to you stock options to purchase 72,000 shares of CSK Auto common stock at an exercise price of $32.50/share with a three year vesting schedule. On February 9, 2002, these options were repriced and re-granted at an exercise price of $11.00/share (the “Option Contract”). This letter agreement, which is being entered into contemporaneously with an amendment to your Employment Agreement, is intended to amend the exercise period relative to such options upon your Retirement (as defined below) from the Company. Capitalized terms not defined herein shall have the meaning ascribed to in the 1996 Executive Stock Option Plan (“1996 Plan”).

Prior to the execution of this letter agreement, pursuant to the terms of your stock option grant, if your relationship with the Company, its Parent and Subsidiaries as an employee terminates for any reason (other than as a result of death or Disability), you may exercise stock options, to the extent exercisable on the date of such termination, at any time during the 30 days commencing six months after the date of such termination, but not thereafter.

In view of your past services, notwithstanding any other provision of the Option Contract or the 1996 Plan relating to these options, if you cease to be an employee or director of the Company or any subsidiary or parent of the Company by reason of retirement (provided that you have attained the age of 65 and the sum of your age and years of service with the Company is 75 or higher) (herein, “Retirement”), the stock options shall remain exercisable for (and, subject to federal securities laws, including laws regarding insider trading, and any other exercise restrictions set forth in the governing stock option plan and contract, as modified by this letter agreement, may be exercised at any time during), and shall expire (unless exercised), six months after such termination of employment, but in no event later than December 31, 2007. In the event of termination for any other reason, the original terms of the Option Contract and 1996 Plan shall govern.

In order to satisfy certain requirements under the federal tax code in connection with the afore-described modification of your options, your signature below is deemed to be an acceptance of CSK Auto’s offer to modify the exercise period and term for these stock options.

Please note that CSK Auto is not providing here nor will it provide tax, legal or financial advice. You are urged to consult your own advisors in connection with taking any action with respect to your stock options.

CSK AUTO CORPORATION

By: Dale Ward Executive Vice President	Date

Maynard Jenkins	Date

Tax Identification No. / Soc. Sec. No.